Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Executive Sponsors

Wells Fargo Merchant Services, LLC:

We consent to the incorporation by reference in the Form 8-K of Fiserv, Inc. dated July 29, 2019 and the Registration Statement Nos. 333-145599, 333-143191, 333-163636, 333-188795 and 333-231868 on Form S-8, No. 333-229689 on Form S-4, and No. 333-227436 on Form S-3 of Fiserv, Inc. of our report dated February 15, 2019, with respect to the balance sheets of Wells Fargo Merchant Services, LLC as of December 31, 2018 and 2017, the related statements of revenues and expenses, members’ equity, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes, which report appears in the Form 8-K of Fiserv, Inc. dated July 29, 2019.

/s/ KPMG LLP

San Francisco, California

July 25, 2019